EXHIBIT 5.1

September 9, 2009	Client No. 29879-035

Cathay General Bancorp

777 North Broadway

Los Angeles, California 90012

Re:	Registration Statement on Form S-3 (File No. 333-161951)

Ladies and Gentlemen:

We have acted as counsel to Cathay General Bancorp, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-161951) (the “Registration Statement”) filed on August 28, 2009 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Prospectus Supplement, dated September 9, 2009 (the “Prospectus Supplement”), of the Company to be filed with the Commission relating to the issuance and sale by the Company of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $75,000,000 (the “Shares”), that are being offered and sold pursuant to the Distribution Agreement, dated September 9, 2009, by and between the Company and J.P. Morgan Securities Inc. (the “JPM Distribution Agreement”) and the Distribution Agreement, dated September 9, 2009, by and between the Company and Deutsche Bank Securities Inc. (the “DBSI Distribution Agreement” and together with the JPM Distribution Agreement, the “Distribution Agreements”).

In rendering the opinions expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a) The Registration Statement, and the related form of prospectus included therein;

(b) The Prospectus Supplement in the form in which it was transmitted to the Commission;

(c) The Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof (the “Restated Certificate”), certified by the Secretary of State of the State of Delaware ;

(d) The Restated Bylaws of the Company, as amended and in effect on the date hereof (the “Restated Bylaws”);

695 Town Center Drive, 14th Floor, Costa Mesa, California    92626-1924    Telephone: 714.371.2500    Fax: 714.371.2550

Albany  |  Los Angeles  |  New York  |  Orange County  |  Palo Alto  |  Sacramento  |  San Francisco  |  Washington, D.C.

September 9, 2009

(e) A copy of the resolutions (the “Company Resolutions”) adopted by the Board of Director’s of the Company on August 25, 2009, approving the offering of the Shares and forming and authorizing a securities committee (the Securities Committee”) to approve and cause the Company to enter into the Distribution Agreements, the completeness and accuracy of which have been certified to us as of the date hereof by an officer of the Company;

(f) A copy of the minutes of the meeting held by the Securities Committee on September 8, 2009, approving the entry into the Distribution Agreements and the consummation of the transactions contemplated thereby, the completeness and accuracy of which have been certified to us as of the date hereof by an officer of the Company; and

(g) Such other documents as we have considered necessary to the rendering of the opinions expressed below.

In our examinations, we have assumed: (a) the legal capacity and competency of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies and the authenticity of all such originals of such copies; (b) except with respect to the Company, the due completion, authorization, execution and delivery of all documents and instruments examined by us; (c) that J.P. Morgan Securities Inc. (“JPM”) and Deutsche Bank Securities Inc. (“DBSI”) each has the power and authority to execute and deliver the Distribution Agreement to which it is a party and to perform its obligations thereunder, and all such actions have been duly and validly authorized by all necessary proceedings by each of JPM and DBSI, respectively; and (d) except with respect to the Company, that when duly authorized, executed and delivered, the Distribution Agreements will constitute a legal, valid and binding obligation of JPM and DBSI, enforceable against JPM and DBSI in accordance with their terms.

Based upon the foregoing, and assuming the terms of any sale of Shares pursuant to the Distribution Agreements are approved in accordance with the Company Resolutions, we are of the opinion that the Shares to be sold by the Company will be duly authorized and, when issued and delivered by the Company and paid for pursuant to the Distribution Agreements, will be validly issued, fully paid and non-assessable

In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. This opinion is limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

September 9, 2009

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Distribution Agreements and the Shares (the “Form 8-K”), which is filed in connection with the Registration Statement and incorporated therein by reference.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 8-K and to the reference to our firm therein and in the Registration Statement and the Prospectus Supplement under the caption “LEGAL MATTERS.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP